NFJ Dividend, Interest & Premium Strategy Fund                                                                                                                                                                        Annual Shareholder
January 31, 2009 (unaudited)                                                                                                                                                                       Meeting Results

The Fund held its annual meeting of shareholders on May 21, 2008. Shareholders of NFJ Dividend, Interest & Premium Strategy voted to re-elect Robert E. Connor and John C. Maney as Trustees as indicated below.

	Affirmative	Withheld Authority
Re-election of Robert E. Connor – Class III to serve until 2011	86,857,825	1,445,152
Re-election of John C. Maney  Class III to serve until 2011	86,939,418	1,363,559

Hans W. Kertess, Paul Belica, William B. Ogden IV, R. Peter Sullivan III and Diana L. Taylor continue to as Trustees.  John J. Dalessandro II served as a Class II Trustee until his death on September 14, 2008.